SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
       SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
                     OF DUTY TO FILE REPORTS UNDER SECTIONS
                         13 AND 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934.

                                                 Commission File Number 1-12374



                                  Alumuax Inc.
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               (Exact name of registrant as specified in charter)


         3424 Peachtreee Road, N.E., Suite 2100, Atlanta, Georgia 30326
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                             Stock Purchase Rights
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            (Title of each class of securities covered by this Form)

                    Common Stock, $0.01 par value per share
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        |X|            Rule 12h-3(b)(1)(i)        |X|
Rule 12g-4(a)(1)(ii)       |_|            Rule 12h-3(b)(1)(ii)       |_|
Rule 12g-4(a)(2)(i)        |_|            Rule 12h-3(b)(2)(i)        |_|
Rule 12g-4(a)(2)(ii)       |_|            Rule 12h-3(b)(2)(ii)       |_|
                                          Rule 15d-6                 |_|

Approximately number of holders of record as of the certification or
notice date:          0


Pursuant to the requirements of the Securities Exchange Act of 1934

                                   Alumax Inc.
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has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:             April 7, 1998          By:  /s/  Helen M. Feeney
                                              ---------------------
                                              Name:  Helen M Feeney
                                              Title:  Vice President
                                                        and Corporate Secretary